DOGNESS (INTERNATIONAL) CORPORATION (NASDAQ: DOGZ )* * application pending Filed pursuant to Rule 433 Registration No. 333 - 220547 Issuer Free Writing Prospectus dated October 18, 2017 Relating to Preliminary Prospectus dated October 10, 2017

Disclaimer This presentation incorporates information from a registration statement and contains forward - looking statements . All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the prospectus . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . 1

Disclaimer The offering of the Class A Common Shares will be made pursuant to an effective registration statement and prospectus . Dogness (International) Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Copies of the registration statement and prospectus, when available, may also be obtained by contacting Spartan Securities Group, Ltd . , 15500 Roosevelt Blvd . , Suite 303 , St . Petersburg, Florida 33760 . You may also download the registration statement and prospectus at www . dognessipo . com . As of the date of this presentation, (1) the registration statement has not been declared effective, (2) the NASDAQ Stock Exchange has not approved the application of the Company to list its Class A Common Shares on the NASDAQ Global Market and (3) FINRA has not approved the compensation to be paid to the underwriter in connection with the offering, and we will not complete this offering unless and until all three of such matters are completed . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such statement or other jurisdiction . 2

Who We Are “Wireless Care, Endless Love” We were born from the belief that dogs and cats are important, well - loved family members. Since 2003, we have been a leading global provider of high - quality leashes, collars, and harnesses that are beautiful, comfortable, and designed to ensure pets’ safety and owners’ peace of mind. We are now aiming to be the market leader of smart pet products, which we are commercializing. 3

Our Vision Traditional Products Smart Collars Smart Pet Ecosystem Pet IoT Platform Big Data 4 Building the future of pet commerce

Investment Highlights Large Global Pet Industry Opportunity Strong Foundation and Product Leadership Established Marketing and Distribution Network Worldwide Innovative Technology Proven R&D Capability Compelling Growth Strategies Strong Management Team with Deep Industry Expertise 5

Key Strengths and Risks Competitive Strengths • Advanced technology • Strong research and development • Vertically integrated production • Economies of scale • Strong reputation in pet products industry Risk Factors • Risk regarding ability to use offering proceeds • Possibility to be classified as a “Resident Enterprise” • Shareholder enforcement risk • Reputation risk • Low barrier to entry • Large number of competitors • Reliance risk • Limits to increase efficiency 6

70.6 81.8 15.6 13.8 72.1 83.2 20.0 14.0 0 10 20 30 40 50 60 70 80 90 US Europe China Japan 2016 2017 (est) 202 241 25 100 0 50 100 150 200 250 300 US Europe Japan China Global Pet Spending (USD, billions) Global Pet Ownership in 2016 (millions of pets) 1. Large Global Pet Market 7 Sources: Asia Pet Fair Report “2017 China pet industry white paper“, 21 - Jingdong BD research "2017 Pet Spending Trends Report"

U.S. Pet Store Sales (USD, billions) 1. Large Global Pet Market (U.S. example) 8 13 14 15 16 17 18 19 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 18 19 19 20 20 21 21 22 22 2017 2018 2019 2020 2021 Projected U.S. Pet Store Sales (USD, billions) Source: American Pet Products Association

Nylon series Real leather series Most competitive product Key growth product High value - added product Retractable leash Supplementary product Others 2. Strong Foundation and Product Leadership 9

2. Strong Foundation and Product Leadership 10 16.1 3.5 21.2 4.9 0 5 10 15 20 25 Revenue Net Income Annual Revenues and Net Income (USD, millions) 2016 2017

2. Product Leadership: Sales by Product ( $ mil ) 11 5.4 7.5 2016 2017 Collars 4.4 5.3 2016 2017 Leashes 2.8 1.5 2016 2017 Harnesses 1.3 1.7 2016 2017 Retractable Leashes 0.9 2.4 2016 2017 Gift Suspenders 1.2 2.7 2016 2017 Other Accessories

2. Product Leadership: Sales by Geography ($mil) 12 2016 2017 0.0 5.0 10.0 15.0 20.0 25.0 Total Revenue US China Europe Other* 16.1 8.0 3.4 2.0 2.7 21.2 9.1 6.8 2.6 2.7 2016 2017 *Includes Japan and other Asian countries, Central and South America, Canada, and Australia

2. Product Leadership: Case Study • Selected out of many companies to be the global supplier of pet leash and collar products to IKEA • Must satisfy stringent quality control and social responsibility requirements 13

Global industry chain stores Global distributors: 300+ 14 3. Broad and Mature Global Sales Network

4. Innovative Smart Technology: C2 Collar & H2 Harness 15 GPS accurate positioning • Tracking • Safety zones Health management • Activity monitoring • Calorie tracking Voice communication • Remote commands • Instruct or comfort LED lights and water resistant • Remote lights activation • IP65 water resistant Pet IoT • Social network • Living network • Commerce network

Accurate Positioning & Tracking 4. Innovative Smart Technology: Accurate Positioning

Safety Zones • One or more safety zones • App alerts 4. Innovative Smart Technology: Safety Zones 17

• Recall your dog when he/she leaves a safety zone • Correct your dog when he/she barks above specified decibel level 4. Innovative Smart Technology: Voice Communication 18

• 24/7 activity monitoring • Data sent to cloud for analysis • View on app • Calculate calorie consumption 4. Innovative Smart Technology: Health Management 19 Activity Monitoring Diet Tracking 5h 48mins Activity:3h 12mins Intense Activity:2h 36mins Basic cons: 700kcal Activity cons: 157kcal

• Remote activation via app • ABS: Eco - friendly • IP65 Water resistant 4. Innovative Smart Technology: LED Lights & Water Resistant 20 Flashing LED lights Eco - friendly & Water resistant

5. Proven R&D Capability 21 Major global telecom Recognized leader in China Smart product R&D and marketing

5. Proven R&D Capability: Our Patents 22 16 Design Patents 5 Global Invention Patents 18 Practical Patents Dogness’s 39 patents 6 9 patents pending

6. Compelling Growth Strategies 23 Traditional products Smart collars and harnesses Future products Smart Cages Pet Toys Smart Feeding Smart Watering Smart pet ecosystem Pet Social Network Pet Living Network Pet Commerce Network Pet IoT Network Current products

7. Strong and Experienced Management Team 24 Minliang Gong Chief Operation Officer Silong Chen Chief Executive Officer Yunhao Chen Chief Financial Officer Jiwei Yuan Chief Technology Officer

7. Strong and Experienced Board of Directors 25 Rongtian He Independent Director Silong Chen Chief Executive Officer Chairman of the Board Zhiqiang Shao Independent Director Zhicong Weng Independent Director Jiwei Yuan Chief Technology Officer

IPO Financing • $40 - $50 million • $5 per share • Share structure • Existing Shares: 15 million shares (5.9 million A shares, 9.1 million B shares ) A shares: 1 vote/share. B shares: 3 votes/share. A and B shares have identical economic rights. • New Shares: 8 - 10 million A shares 26

Use of IPO Proceeds Research and Development Marketing Equipment Improvement and Maintenance Factory Building Upgrades 27

Legal Counsel Kaufman & Canoles , P.C. Auditor Friedman LLP IPO Service Group 28 Investor Relations I CR Underwriter Spartan Securities Group, Ltd. Transfer Agent Island Stock Transfer